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EXHIBIT 10.2

ELEKTA AGREEMENT DATED FEBRUARY 1, 2002

EXHIBIT 10.2

DISTRIBUTORSHIP AGREEMENT

        THIS AGREEMENT (hereinafter the "Agreement"), is made and entered into as of the 1st day of February, 2002 by and between 4-D NEUROIMAGING, a corporation organized and existing under the laws of California (hereinafter "Manufacturer") and ELEKTA INSTRUMENTS, INC., a corporation organized and existing under the laws of Georgia (hereinafter "Distributor").

W I T N E S S E T H:

        WHEREAS, Manufacturer is the owner and manufacturer of the Products defined below (the "Products");

        WHEREAS, Distributor is in the business of marketing medical devices in the United States of America;

        WHEREAS, Distributor wishes to obtain exclusive distributorship rights with respect to the Products in connection with sales to customers throughout the Territory (as defined hereinafter); and

        WHEREAS, Manufacturer desires to appoint Distributor as its exclusive distributor for the Products for sales to customers in the Territory;

        NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer and Distributor hereby agree as follows:

1.    Definitions.

        For the purpose of this Agreement the following terms shall have the following meanings:

  1.1.
  "Acceptance Date" shall mean the date upon which the Certificate of Acceptance is signed.

  1.2.
  "Acceptance Test" is the test that will be performed upon installation of the Product as described on Exhibit 6.3 hereto.

  1.3.
  "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of either: (i) at least fifty percent (50%) of the equity ownership of a Person; or (ii) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

  1.4.
  "Agreement Year" shall mean the first period of twelve (12) months following the date of this Agreement, and each successive period of twelve (12) months thereafter.

  1.5.
  "Certificate of Acceptance" has the meaning set forth in Section 6.3 hereof.

  1.6.
  "Delivery Date" shall have the meaning set forth in Section 4.4 hereof.

  1.7.
  "Distributor" shall mean Elekta Instruments, Inc., a corporation organized and existing under the laws of Georgia.

  1.8.
  "End User" shall mean the Person utilizing the MEG equipment for research, clinical or other measurements.

  1.9.
  "FDA" shall mean the United States Food and Drug Administration.

  1.10.
  "Invoice Date" shall have the meaning set forth in Section 4.4 hereof.

  1.11.
  "Intellectual Property" shall have the meaning set forth in Section 2.3 hereof.

  1.12.
  "Magnetically Shielded Room" or "MSR" is the actual room where the Product will be installed at the Site.

  1.13.
  "Manufacturer" shall mean 4-D Neuroimaging, a corporation organized and existing under the laws of the State of California.

  1.14.
  "Market" shall mean those customers whose Principle Use of the system is for gathering of information to be used in the planning of a neurosurgical procedure, either conventional or radiotherapy. For purposes of this agreement, "Principle Use" will be taken to mean that over 70% of the revenues produced by the intended use of the system will come from these neurosurgical planning procedures.

  1.15.
  "Person" means any individual, partnership, corporation, trust or other entity.

  1.16.
  "Products" shall mean the products listed on Exhibit 1.14 hereto.

  1.17.
  "Shipment Date" shall have the meaning set forth in Section 4.4 hereof.

  1.18.
  "Site" is the end-user's premises where the Product is situated, which premises must conform to the Site-Criteria.

  1.19.
  "Site-Criteria" means the technical criteria and requirements set out in Exhibit 6.2, Site Planning Guide, to which each Site must conform.

  1.20.
  "Territory" shall mean those customers in the Market (as defined heretofore) in the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

  1.21.
  "Trademarks" or Trademark" has the meaning set forth in Section 2.5 hereof.

  1.22.
  "Total System Specification" means a document describing the specification and individual accessories and additions to the Product ordered by Distributor required by Distributor's end user.

  1.23.
  "Verification" means a written statement from Manufacturer evidencing that the Site and the Magnetically Shielded Room conform to the Site-Criteria.

2.    Appointment and Duties of Distributor.

        2.1.  Manufacturer hereby appoints Distributor, and Distributor hereby accepts appointment, as Manufacturer' exclusive distributor for the Products in connection with sales to customers in the Territory. Manufacturer shall not grant to any other Person the right to represent, sell, or sublicense any of the Products for use by customers in the Territory during the term of this Agreement without the consent of Distributor. Manufacturer shall not sell or license any of the Products for use by customers within the Territory during the term of this Agreement. Without the consent of Distributor, Manufacturer shall not send personnel to any place within the Territory to assist in any sale of, or other transaction relative to, the Products, to contact potential customers, to provide technical assistance or to promote any of the Products. Without the consent of Distributor, Manufacturer shall not have the right to sell any Products for use by customers in the Territory except through Distributor.

        2.2.  If Manufacturer introduces or begins to manufacture new Magnetoencephalography ("MEG") products, Distributor shall be entitled to the right of first refusal to exclusively distribute such new MEG products within the Territory, and Exhibit 1.14 hereto of this Agreement shall be modified accordingly.

        2.3.  If Manufacturer introduces or begins to manufacture any other new products than those described in Section 2.2 hereof, Manufacturer shall immediately so inform Distributor. Distributor, for a period of ninety (90) days following the day it receives such information, shall be granted the first right of refusal to exclusively distribute such new products within the Territory. Upon exercise of such right, Distributor shall demonstrate to Manufacturer's reasonable satisfaction that it is capable of distributing the new products. If Distributor does not make an election within the ninety (90) day period or elects not to distribute such new product, Manufacturer may freely arrange for alternative distribution of such new products within the Territory.

        2.4.  Neither party hereto shall reveal, use to its financial benefit or utilize to the financial detriment of the other, any trade secrets or other similarly protected confidential information of the other party supplied pursuant to this Agreement, whether during the term of this Agreement or after the expiration or termination of this Agreement for a period of five years for any reason, but only if such information was designated in writing as being "confidential" or "proprietary" at the time such information was provided by the other party.

        2.5.  Distributor shall distribute each Product under the trademark listed for such Product on Exhibit 2.5 hereto (the "Trademarks"). Manufacturer shall label each Product accordingly. Manufacturer shall for the term of this Agreement and at its own cost register and maintain the Trademarks registered within the Territory. Distributor shall not use any Trademark other than for the purposes described in this Agreement. No right or title in the name "Elekta" is hereby granted to Manufacturer and Manufacturer acknowledges that notwithstanding anything to the contrary contained in this Agreement the trade name "Elekta" and the goodwill attached to same is and shall remain the sole and exclusive property of Distributor. No right or title in the Trademarks, other than those granted explicitly in this agreement elsewhere, is hereby granted to Distributor and Distributor acknowledges that notwithstanding anything to the contrary in this Agreement said Trademarks and the goodwill attached to some are and shall remain the sole and exclusive property of Manufacturer.

        2.6.  Distributor covenants and agrees that during the term of this Agreement it will give and invest reasonable commercial efforts to the energetic and diligent distribution and sale of the Products for use by customers in the Territory, including such advertising and promotional efforts as are reasonably necessary in the opinion of Distributor. In connection therewith, the Distributor shall maintain an active and effective commercial organization designed to maximize sales of the Products. Except as otherwise provided herein, all promotional expenses and operating expenses incurred by Distributor in fulfillment of its role as distributor shall not be reimbursed by Manufacturer.

        2.7.  The relationship established between Manufacturer and Distributor by this Agreement is solely that of seller and buyer. The Distributor and Manufacturer are independent contractors and neither is in any way the legal representative of the other. Neither party is authorized to, nor shall it, assume or incur any obligation of any kind, express or implied, on behalf of the other party. The Distributor shall at all times identify itself as an independent contractor that has been appointed as a distributor for the Products in the Territory.

        2.8.  Each party shall promptly notify the other party of any complaints or problems reported to, or encountered by, the first party in connection with the design or operation of the Products.

        2.9.  Distributor shall be responsible for service and support of the Products throughout the Territory. However, Manufacturer will provide such support as requested by Distributor in accordance with Exhibit 2.9 hereof.

        2.10. For the first three (3) years following the date of this Agreement or the date upon which the Centers for Medicare/Medicaid Services ("CMS") has issued an updated reimbursement level for the APC code associated with epilepsy with a reimbursement rate in excess of $2,500 per procedure, whichever is later, Distributor covenants and agrees to minimum sales (the "Minimum Sales") and management target sales (the "Target Sales") as set forth on Exhibit 2.10.

3.    Duties of Manufacturer.

        3.1.  Manufacturer shall, at its sole cost and expense, be responsible for obtaining and maintaining all regulatory approvals and licenses from any and all governmental agencies which may be necessary or required for the importation and sale of the Products in the Territory.

        3.2.  Manufacturer shall:

          (a)  Sell Products and spare parts therefore to Distributor pursuant to the terms and conditions of this Agreement;

          (b)  Provide Distributor with technical and training support needed in regard to any of the Products and any marketing, sales and customer service in connection therewith, as described on Exhibit 3.2(b) hereto and manufacturer shall be compensated for such support in accordance with Exhibit 3.2(b) hereto;

          (c)  Keep Distributor informed of changes in Products, specifications, prices and deliveries;

          (d)  Advise Distributor of correspondence or other communications of Manufacturer with any customer or potential customer within the Territory, or customers outside the Territory, where such communications pertain to business within the Territory; and

          (e)  Provide to Distributor all leads from customers within the Territory obtained by Manufacturer.

        3.3.  (a) Manufacturer shall defend and indemnify Distributor and its Affiliates, agents, servants, officers, directors and employees from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from:

              (i)  injury to or death of any person or physical loss or damage to property arising out of defective design, materials, workmanship or manufacture of any of the Products or the defective installation or maintenance of any of the Products (except for installation and maintenance performed by the Distributor); and

            (ii)  any allegation that any of the Products violate the patent, trademark, copyright, trade secret or other intellectual property rights of any third party.

          (b)  a party seeking indemnification under subsection 3.3(a) shall promptly, and in any event within thirty (30) days after notice of it (notice to a party being the notice of the filing of any legal action, the receipt of any claim in writing, or similar form of actual notice) of any claim as to which it asserts a right to be indemnified, notify the indemnifying party of the claim or claims received; provided, however, that the failure to give such notification will not relieve the indemnifying party from any liability it may have to any indemnified party if the failure to give such notice within such time has not been prejudicial to it. The indemnifying party shall be entitled to undertake to conduct any proceedings or negotiations in connection with any claim and, to the extent that it shall desire, assume the defense thereof with counsel selected by the indemnifying party reasonably satisfactory to the indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct as jointly determined by counsel to the indemnified party and counsel to the indemnifying party, the indemnified party shall have the right, at the reasonable expense of, and with the written approval (not to be unreasonably withheld) of, the indemnifying party, to select separate counsel to participate in the defense of such action on behalf of said indemnified party. After notice from the indemnifying party to said indemnified party of its election to assume the defense of any such action, the indemnifying party shall not be liable to said indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation), unless: (i) the indemnifying party shall not have the employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receiving notice of the claim, (ii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party, or (iii) the indemnified party has selected separate counsel pursuant to the proviso of the first sentence of this paragraph, in which event under clause (i), (ii), or (iii) the indemnifying party shall be liable for the fees and expenses of counsel to the indemnified party.

          (c)  During the term of this Agreement and for a period of five (5) years thereafter, Manufacturer shall maintain product liability insurance covering all Products sold by Manufacturer to Distributor hereunder, throughout the Territory, in the minimum amount of US$10,000,000. Manufacturer shall cause Distributor to be named as additional insured under such product liability insurance. Contemporaneously with the execution of this Agreement, Manufacturer shall provide to Distributor a certificate of insurance demonstrating the insurance coverage required by this subsection.

4.    Common Duties and Covenants.

        Manufacturer and Distributor covenant and agree to the following:

        4.1.  Distributor's and Manufacturer's respective research and development teams will cooperate and work together to expeditiously provide end users of the Products with the ability to merge MEG and Gamma Knife data sets and make such information available in Distributor's planning software.

        4.2.  Distributor and Manufacturer agree to cooperate to create a communications process identifying currently active prospects and any potential customers so as to keep the other informed on a monthly basis. Distributor and Manufacturer agree to have sales meetings on a monthly basis at a location mutually agreed upon, in an effort to promote coordination of the sales process in the neurosurgery, research and other markets as they emerge.

        4.3.  Distributor and Manufacturer agree to have meetings at the end of each Agreement Year, in which the performance of Distributor's management, discount levels, sales volumes and other matters under this Agreement shall be reviewed.

        4.4.  Distributor and Manufacturer each covenant and agree to perform its respective obligations under this agreement in such manner as to satisfy all applicable regulatory and legal requirements. In particular, both Parties agree to use all reasonable efforts to satisfy those regulatory requirements that pertain to medical devices sold, offered for sale, services, and used in the Territory.

5.    Sales Terms and Conditions.

        The following terms and conditions shall be incorporated by reference into and shall control any purchase order or sale whereby Distributor purchases Products from Manufacturer pursuant to this Agreement:

        5.1.  The Distributor agrees to purchase from Manufacturer the Products as set forth in written purchase orders to be submitted to Manufacturer. Distributor shall attach a Total System Specification to each purchase order and Manufacturer's confirmation of the purchase order shall be deemed an approval of such Total System Specification.

        5.2.  Manufacturer agrees to sell Products to Distributor at the price as set forth in Exhibit 1.14 hereto and to accept each purchase order submitted by Distributor pursuant to Section 5.1 hereof provided that the Total System Specification is acceptable to Manufacturer. The prices set forth in Exhibit 1.14 may be amended from time to time by mutual written agreement of Manufacturer and Distributor. To ensure an efficient sales process Distributor agrees to submit a proposed Total System Specification to Manufacturer for review and comment prior to executing a final purchase agreement with an End User.

        5.3.  The purchase price shall be paid by Distributor as follows: thirty percent (30%) shall be paid within thirty (30) calendar days from the date of order confirmation by Manufacturer; fifty percent (50%) shall be paid within thirty (30) calendar days from the date of delivery of the Product; and twenty percent (20%) shall be paid within thirty (30) calendar days as from the date of the issuance of the Certificate of Acceptance (as defined hereinafter).

        5.4.  Delivery of the Products ordered and accepted for all End Users shall be made FOB End User site on or around the delivery date set forth in the purchase order confirmation (the "Delivery Date"). Manufacturer shall arrange for shipping and insurance on each shipment of Products at the expense of Manufacturer. The date upon which the shipment of Products under such purchase order is actually made by Manufacturer shall be referred to as the "Shipment Date." Distributor shall have the right to cancel any purchase order, without penalty, if the Products covered by such purchase order have not been shipped (or, for orders for Japan, delivered) within 90 days after the Delivery Date for such purchase order.

        5.5.  Distributor shall inspect the shipped Products promptly on their arrival at the Site or when such Products otherwise first come into the possession of Distributor and shall promptly give written notice to the Manufacturer of any claim that the Products do not conform with the terms of the accepted purchase order.

        5.6.  Manufacturer warrants each Product against defective material and workmanship for a period of twelve (12) months from the Acceptance Date. Distributor shall make all reasonable good faith efforts to obtain the Certificate of Acceptance, such Certificate of Acceptance shall not be unreasonably withheld. Distributor shall, on behalf of Manufacturer, promptly repair or replace, at its option, any defective Product or component thereof during the warranty period, and provide labor in connection therewith, at the location of the end-user at which such Product is installed. Manufacturer shall provide "third line support" in relation to each Product during its warranty period in accordance with Exhibit 2.9 hereof. Manufacturer shall supply replacement Products or components thereof as may be required by Distributor for performance of warranty obligations, without charge. In addition, Manufacturer shall reimburse Distributor for costs incurred plus a per diem of $40 per employee time spent in relation to warranty work. This warranty is contingent upon proper use in the application for which the Products are intended and shall be void as to (a) Products which have been modified or altered without the approval of Manufacturer; (b) Products which have been subjected to unusual physical stress, negligence or accident; (c) Products on which the original identification marks have been removed or altered; or (d) Products used in contravention of Manufacturer' instructions, recommendations, or warnings.

        5.7.  Each purchase order and the sales terms and conditions stated in Sections 5.1 through 5.6 hereof shall be a binding contract at the time such purchase order is confirmed in writing by Manufacturer at Manufacturer' home office in San Diego, California and are intended by the parties as the final expression of their agreement and as a complete and exclusive statement of its terms. In the event of a conflict between the purchase order and the foregoing terms and conditions, the foregoing terms and conditions shall control. These sales terms and conditions shall not be modified, varied, qualified, supplemented or interpreted by any prior course of dealing between Manufacturer and Distributor or by any usage of trade. No waiver, alteration or modification of these terms and conditions whether on Distributor's purchase order or otherwise shall be valid, and additional or different terms and terms and conditions by causing one of its authorized officers to execute a signed writing which specifically sets forth such additional or different terms and conditions.

        5.8.  Distributor shall obtain from each end-user of the Products an executed copy of a software license substantially similar to Manufacturer's standard software license attached as Exhibit 5.8 hereto.

6.    Installation, Training, Service, etc.

        6.1.  Distributor shall take responsibility for installation of the Products at the end-user's Site. Distributor shall furthermore provide technical training to its end-users. Distributor shall maintain an adequately trained service force and provide service for the Products within the Territory. Manufacturer will provide Distributor with training and technical support to enable Distributor to perform these functions in accord with 3.2(b) above.

        6.2.  Manufacturer will confirm that the Site-Criteria are met as described on Exhibit 6.2 hereto and warrants their correctness and adequacy for the purpose of planning and preparing the Site and the Magnetically Shielded Room. Upon distributor's request, Manufacturer shall perform necessary tests to ensure compliance of the Site and the Magnetically Shielded Room with the Site-Criteria. Upon completion of said tests Manufacturer shall issue the Verification. Distributor will pay Manufacturer for the services in accord with 3.2(b) above.

        6.3.  Upon installation of the product in the Magnetically Shielded Room, the Acceptance Test shall be performed as described on Exhibit 6.3 hereto. When the Acceptance Test has been successfully performed Distributor shall issue a certificate of acceptance (the "Certificate of Acceptance") to Manufacturer.

        6.4.  After the expiry of the warranty period, Manufacturer shall deliver spare parts for the Product according to price-lists applicable at the time of order of same. Manufacturer guarantees the availability of spare parts for a minimum period of 8 years after a Product has been delivered to end-user. Said guarantee shall survive termination of this Agreement.

7.    Term of Agreement; Remedies of Manufacturer.

        7.1.  This Agreement shall commence upon the date first written above and shall terminate five (5) years thereafter, unless earlier terminated or extended pursuant to the terms hereof.

        7.2.  If either party is in compliance with this Agreement in all material respects and the other party commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof is delivered to the breaching party, the nonbreaching party may terminate this Agreement effective ten (10) days after delivery to the breaching party of notice thereof; provided, however, that if Distributor fails to meet the minimum sales requirements set forth on Exhibit 2.10 the parties will negotiate in good faith to remedy the failure; if non-performance prevails for a period of ninety (90) days following such negotiations, Manufacturer may terminate this Agreement upon ten (10) days prior written notice.

        7.3.  Upon the expiration or earlier termination of this Agreement, for any cause whatsoever, Distributor agrees to return to Manufacturer any of the following items which have been supplied by Manufacturer to Distributor: advertising materials, price lists, technical documents, documents outlining terms and conditions of sale, and any other information embodied in tangible form. When and in such event, Distributor further agrees to cooperate in the transfer of all regulatory or commercial registrations, permits, licenses or allowances obtained by Distributor in connection herewith, to such party or parties as directed by Manufacturer. Distributor and Manufacturer agree to negotiate in good baith to designation of responsibilities required to ensure all end users of Products distributed by Distributor receive uninterrupted service for those Products.

8.    Force Majeure.

        Neither Manufacturer nor Distributor shall be responsible for any losses resulting therefrom to the other party, or to third parties, if fulfillment by it of any terms or provisions of this Agreement, or any order, is delayed or prevented by revolution or other disorder, war, acts of enemies, strike, fire, flood, labor dispute, riot, insurrection, accident, storm, inability to obtain materials or supplies, act of God, act of any government, or other cause not within the control of Manufacturer or Distributor, as the case may be. Where only part of Manufacturer's capacity to perform shall have been excused under this Section 8, Manufacturer shall use its best efforts to allocate deliveries among its customers, including Distributor, in a commercially fair and reasonable manner. Where such allocation has been made, reasonable notice of the estimated quota to be made available to Distributor shall be given.

9.    Arbitration.

        All disputes arising in connection with this Agreement shall be finally settled by arbitration in Atlanta, Georgia under the then applicable Rules of Arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with such Rules. Judgment upon the award rendered may be entered in any court of competent jurisdiction or application may be made to such court for judicial acceptance of such award and an order of enforcement, as the case may be. The parties hereby agree that the rendering of an award by the arbitrator or arbitrators shall be a condition precedent to the initiation of any legal proceedings with respect to any dispute arising in connection with this Agreement.

10.  Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of Georgia.

11.  Miscellaneous Terms.

        11.1. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof.

        11.2. No waiver by either party of any breach or default hereunder of the other party or the giving of time for performance shall be deemed to be a waiver of any subsequent breach or default.

        11.3. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties hereto. Provided, however: (i) Distributor shall have the right to appoint agents and/or sub-distributors within the Territory; and (ii) Distributor shall have the right to designate one or more of its Affiliates which may purchase Products and services from Manufacturer pursuant to this Agreement for resale in certain countries within the Territory, in which event such purchases shall be deemed to have been made by Distributor for purposes of this Agreement.

        11.4. No rights or duties under this Agreement shall be assigned or delegated by either party without the prior written consent of the other party. Provided, however, Distributor shall be permitted to assign its rights and delegate its obligations under this Agreement to any Affiliate of Distributor, subject to the conditions that: (i) such Affiliate shall assume all of the obligations of Distributor hereunder; and (ii) Distributor shall not be thereby relieved of its obligations hereunder.

        11.5. The Distributor shall assist Manufacturer in any Product recall, Product safety inspection, or Product update which Manufacturer reasonably believes is necessary to protect the health and welfare of the public or the proper functioning of any of the Products.

        11.6. Any notice or request to be given by either party to the other hereunder shall be given in writing, shall be sent by prepaid air courier, registered air mail, postage prepaid, or, facsimile. Whenever a notice or request is required hereunder to be given at or prior to a particular time, such notice or request must be actually received by the party to whom it is required to be given at or prior to such time. Notices shall be addressed to the respective parties at the following addresses or to such other addresses as either party may hereafter from time to time designate in writing to the other party for the reception of notices:

If to Manufacturer:	4-D Neuroimaging 9727 Pacific Heights Blvd. San Diego, CA 92121-3719 Fax: (858) 458-5698 Attention: Scott Buchanan
If to Distributor:	Elekta Instruments, Inc. 3155 Northwoods Parkway Norcross, GA 30071 Fax: (770) 448-6338 Attention: Dennis J. Quagliani V.P., Operations

        11.7. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such section shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable.

        11.8. The following sections of this Agreement shall survive its termination: 2.4, 2.5, 3.3, 7.3, 9 and 10.

[SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date and year first above written.

ELEKTA INSTRUMENTS, INC.
By:	/s/ Tomas Puusepp
	Name	Tomas Puusepp
	Title:	CEO & President
4-D NEUROIMAGING
By:	/s/ D. Scott Buchanan
	Name	D. Scott Buchanan
	Title:	President & CEO

LIST OF EXHIBITS

Exhibit 1.14	Prices to Distributor
Exhibit 2.5	Trade-Names, Trademarks and Service Marks
Exhibit 2.9	Provision of Third Line Support by Manufacturer—Terms and Conditions
Exhibit 2.10	Minimum Sales and Target Sales
Exhibit 3.2(b)	Manufacturer Support and Cost
Exhibit 5.8	Manufacturer's Standard Software License
Exhibit 6.2	Site-Planning Guide
Exhibit 6.3	Acceptance Test

EXHIBIT 1.14

PRICES TO DISTRIBUTOR
(U.S. Dollars)

Item	Description	Transfer Price	MSRP w/o MSR	MSR to be purchased from 4D
1	Magnes 2500 WH Standard Configuration	***	***	***
2	Magnes 3600 WH Standard Configuration	***	***	***
***
Portions of this page have been omitted pursuant to a request for confidential treatment filed separately with the Commission

EXHIBIT 2.5

TRADE-NAMES, TRADEMARKS AND SERVICE MARKS

        Magnes® and Biomagnetic Technologies® with the logo are registered trademarks of the Company by registration with the State of California and by registration with the U.S. Patent and Trademark Office. Biomagnetic Technologies® and Magnetic Source Imaging® are registered trademarks in the State of California. Neuromag® and Vectorview® are registered trademarks of the Company by registration with the Finnish National Board of Patents and Registration. The Company has applied for trademark registration with the U.S. Patent and Trademark Office for the following marks: 4-D Neuroimaging, with and without the logo, and Vectorview.

EXHIBIT 2.9

PROVISION OF THIRD LINE SUPPORT*
BY MANUFACTURER—TERMS AND CONDITIONS

        *(Note that this exhibit is provisional until there is a definition of 'third line support')

        At the request of Distributor, Manufacturer will provide service support and personnel to repair and maintain end customer equipment as follows.

  1.1
  Distributor will pay for all reasonable travel and living expenses for service calls which Distributor has requested.

  1.2
  Distributor is responsible for all labor during installation and warranty service. 4D is responsible for all parts during warranty period

Item	Description	Unit	Unit Cost
***	***	***	***
Spare Parts List Pricing
***	***	***	***
***
Portions of this page have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT 2.10
MINIMUM SALES AND TARGET SALES

Year	Product	Minimum Sale Number	Target Sale Number
1	Magnes 2500WH or Magnes 3600 WH	2	4
2	Magnes 2500WH or Magnes 3600 WH	3	9
3	Magnes 2500WH or Magnes 3600 WH	5	15

EXHIBIT 3.2(B)

MANUFACTURER SUPPORT AND COST

        As part of the initial training Manufacturer will provide the following for Distributor free of charge

  1.1
  One (1) week of on-site training at Manufacturer's factory in San Diego, CA for two (3) Distributor personnel. Distributor shall be responsible for all travel and living expenses.

  1.2
  Manufacturer will provide reasonable product training for Distributor personnel as required for the first year of this agreement at no charge. Distributor shall be responsible for all travel and living expenses.

  1.3
  One (1) system installation as part of Distributor training. For this installation Distributor will provide for at least two (2), and no more than three (3) people on site during the installation.

  1.4
  Loan of system software with appropriate data samples for use by Distributor for training purposes

  1.5
  Access to drawing packages of system for purposes of service. All such drawing packages will be considered Confidential and Proprietary

ONGOING MANUFACTURER SUPPORT AND COST

Item	Unit	Unit Cost	Comment
Training of Distributor personnel	1 day	$1,000/day	Training course is expected to run approximately nine (9) days
On-site marketing support at Trade Shows requested by Distributor	1 day	$1,500/day	All travel and living expenses to be covered against receipts.

EXHIBIT 5.8

MANUFACTURER'S STANDARD SOFTWARE LICENSE

        None Exists

EXHIBIT 6.2***

SITE PLANNING GUIDE

***
This exhibit has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

EXHIBIT 6.3 * * *

ACCEPTANCE TEST

***
This exhibit has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

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EXHIBIT 10.2 ELEKTA AGREEMENT DATED FEBRUARY 1, 2002
  EXHIBIT 10.2
DISTRIBUTORSHIP AGREEMENT
LIST OF EXHIBITS
EXHIBIT 1.14 PRICES TO DISTRIBUTOR (U.S. Dollars)
EXHIBIT 2.5 TRADE-NAMES, TRADEMARKS AND SERVICE MARKS
EXHIBIT 2.9 PROVISION OF THIRD LINE SUPPORT* BY MANUFACTURER—TERMS AND CONDITIONS
EXHIBIT 2.10 MINIMUM SALES AND TARGET SALES
EXHIBIT 3.2(B) MANUFACTURER SUPPORT AND COST
EXHIBIT 5.8 MANUFACTURER'S STANDARD SOFTWARE LICENSE
EXHIBIT 6.2*** SITE PLANNING GUIDE
EXHIBIT 6.3 * * * ACCEPTANCE TEST